Exhibit (a)(5)(J)

EFiled: Nov 23 2011 2:34PM EST Transaction ID 41048293 Case No. 7038-VCG

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE INTERCLICK, INC.	)	CONSOLIDATED
SHAREHOLDERS LITIGATION	)	C.A. No. 7038-VCG

STIPULATED SCHEDULING ORDER REGARDING

EXPEDITED PROCEEDINGS

WHEREAS, on November 17, 2011, plaintiff Ronald Whaley (“Whaley”) moved for the entry of an order expediting certain proceedings in Whaley v. Brauser, C.A. No. 7038-VCG (the “Whaley Action”);

WHEREAS, on November 17, 2011, plaintiff Whaley moved for the entry of an order enjoining preliminarily defendants from taking any action to consummate the transaction in which Interclick, Inc. (“Interclick” or the “Company”) will be acquired by Yahoo! Inc. for approximately $270 million in cash by means of a first-step tender offer, followed by a short-form merger to cash out any Interclick shareholders who do not tender;

WHEREAS, the parties have discussed and come to an agreement regarding the schedule for expedited proceedings and the presentation of the Preliminary Injunction Motion on the terms set forth herein;

IT IS HEREBY STIPULATED AND AGREED, by and among the parties, through their undersigned counsel, subject to the approval of the Court, that the following schedule shall govern the presentation of the Preliminary Injunction Motion:

1. Defendants will undertake good faith efforts to commence their production of documents immediately, which will be conducted on a rolling basis. Defendants shall undertake good faith efforts to complete such production, subject to their objections, no later than November 26, 2011, at 5:00 p.m. (EST).

2. Depositions shall commence on or after November 28, 2011, and shall be completed on or before November 30, 2011. The parties shall work together in good faith on the scheduling of depositions. Notwithstanding any other provision of this Order, any party may depose any person whose affidavit is to be offered at the Preliminary Injunction hearing at any time (including after any otherwise applicable close of discovery) on short notice and in a manner designed to make the deponent’s testimony available for use at the Preliminary Injunction hearing (including through the use of draft or “rush” deposition transcripts).

3. The briefing schedule with respect to the Preliminary Injunction Motion is as follows:

(a) Plaintiffs shall file and serve their Opening Brief and supporting papers by no later than December 1, 2011, at 5:00 p.m. (EST);

(b) Defendants shall file and serve their Answering Brief(s) and supporting papers by no later than December 4, 2011, at 5:00 p.m. (EST); and

(c) Plaintiffs shall file and serve their Reply and supporting papers by no later than December 5, at 11:59 p.m. (EST)

4. A hearing on the Preliminary Injunction Motion shall commence on December 7, 2011, at 10:00 a.m. (EST), in Wilmington, Delaware.

5. With the exception of the deadlines set forth in paragraphs 3(c) and 4 herein, the parties may modify the schedule as set forth herein by agreement, provided, however, that they must promptly notify the Court of any such changes.

November 23, 2011	RIGRODSKY & LONG, P.A.

/s/ Gina M. Serra
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
Gina M. Serra (#5387)
919 N. Market Street, Suite 980
OF COUNSEL:	Wilmington, DE 19801
(302) 295-5310

GLANCY BINKOW & GOLDBERG LLP	Attorneys for Plaintiffs
Lionel Z. Glancy
Michael Goldberg
Louis Boyarsky
1801 Avenue of the Stars, Suite 311
Los Angeles, CA 90067
(310) 201-9150

HARWOOD FEFFER LLP
Robert I. Harwood
488 Madison Avenue
New York, NY 10022
(212) 935-7400

November 23, 2011	GREENBERG TRAURIG LLP

/s/ Joseph B. Cicero
Joseph B. Cicero (#4388)
The Nemours Building
1007 North Orange Street
Suite 1200
Wilmington, DE 19801
(302) 661-7000

Attorneys for Defendants interclick, inc., Michael Brauser, Michael Katz, Frank Cotroneo, Brett Cravatt, Dave Hills, Barry Honig, Michael Mathews, and Bill Wise

November 23, 2011	YOUNG CONAWAY STARGATT & TAYLOR, LLP

/s/ Elena C. Norman
Bruce L. Silverstein (#2495)
Elena C. Norman (#4780)
The Brandywine Building
OF COUNSEL:	1000 West Street, 17th Floor
P.O. Box 391
MORRISON FOERSTER	Wilmington, DE 19899
Jordan Eth	(302) 571-6600
Anna White
425 Market Street San Francisco, CA 94105 (415) 268-7000	Attorneys for Defendants Yahoo! Inc. and Innsbruck Acquisition Corp.

IT IS SO ORDERED this 23rd day of November, 2011.

Vice Chancellor

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